[HUMBOLDT BANCORP (TM)]

                                                                    Exhibit 99.1

      HUMBOLDT BANCORP REPORTS FIRST QUARTER RESULTS AND RECORD LOAN GROWTH

   ROSEVILLE, CA - April 27, 2004 /Businesswire/ - Humboldt Bancorp (Nasdaq:
   HBEK), today reported first quarter 2004 net income of $2.9 million, or $0.19 per diluted share. Net income from continuing operations for the first quarter of 2004 was also $0.19 per diluted share, down $0.01 from the same period in 2003. During the first quarter of 2003, Humboldt recognized net income from discontinued operations, principally related to the sale of its proprietary merchant bankcard processing business, of $19.3 million, or $1.48 per diluted share.

   Humboldt's results from continuing operations for the first quarter of 2004 included the impact of expenses related to the acquisition and integration of California Independent Bancorp and the pending merger with Umpqua Holdings Corporation (approximately $636,000 after-tax, or $0.04 per diluted share), which was announced on March 15, 2004. Excluding the impact of these non-recurring expenses, net income per share from continuing operations was $0.23, an increase of 15% over the same period in 2003.

    "Our first quarter results were, overall, very encouraging and in line with our plan," remarked Robert M. Daugherty, President and Chief Executive Officer. "Our loan origination efforts resulted in record loan growth, credit quality remains solid and we completed the integration of California Independent Bancorp on schedule during March. The second quarter results will fully reflect the expected expense reductions related to this integration."

   Net interest income for the first quarter of 2004 was $15.2 million, up 29% as compared to the same period in 2003. The net interest margin for the first quarter of 2004 was 4.87%, a decrease of 14 basis points from the same period in 2003 and eight basis points above the prior quarter. The decrease is principally attributable to the merger with California Independent Bancorp, which had a lower net interest margin than Humboldt, while the positive change from the fourth quarter of 2003 reflects the carrying cost of trust preferred securities issued in connection with the acquisition prior to closing. "With a continued asset-sensitive bias in our balance sheet, we expect our margin to respond favorably to any tightening action taken by the Fed," remarked Patrick Rusnak, Chief Financial Officer.

   Non-interest income for the first quarter of 2004 was $3.1 million, an increase of $810,000, or 35%, over the same period in 2003. This increase is principally due to the California Independent Bancorp acquisition and growth in deposit service charges related to the introduction of an overdraft privilege product in June 2003. Non-interest income for the first quarter of 2004 included $587,000 of gains related to the sale of SBA and residential mortgage loans, down from $693,000 for the same period in 2003.

   Non-interest expense for the first quarter of 2004 totaled $13.6 million, an increase of $3.8 million, or 39%, from the same period in 2003. This increase is principally attributable to the acquisition of California Independent Bancorp, the recognition of $858,000 of merger-related expenses (related to the acquisition of California Independent Bancorp and the pending merger with Umpqua Holdings Corporation) and approximately $300,000 of equipment expense related to the installation of a new core computer system in June 2003. Humboldt's efficiency ratio for the first quarter of 2004, excluding the impact of merger-related expenses, was 69.9%.

   Humboldt's outstanding loans as of March 31, 2003 were $1.02 billion, an increase of $262 million, or 35%, over the prior year quarter-end. This growth is attributed to the acquisition of California Independent Bancorp and record loan originations during the first quarter of 2004. On a combined basis with California Independent Bancorp, total loan growth was $50 million for the first quarter of 2004, representing an annualized growth rate in excess of 20%. "As expected, our loan origination efforts have responded favorably to changes implemented during the fourth quarter of 2003," remarked Rusnak. "The loan pipeline looks strong, which is reflective of the continued robust economic conditions in our markets, and our growth is occurring without compromising our credit quality standards." Total deposits at March 31, 2004 were $1.14 billion, up $273 million, or 31%, over the prior year quarter-end.

   Non-performing assets at March 31, 2004 totaled $13.0 million, or 0.89% of total assets, down 12 basis points from the prior year quarter end. Approximately $2 million of the non-performing loans are backed by U.S. government guarantees. A non-performing OREO property acquired in the California Independent Bancorp merger and carried at $3.0 million was sold subsequent to quarter-end, with the net sale proceeds in excess of the carrying value recorded as an adjustment (reduction) to goodwill. Net charge-offs for the first quarter 2004 were $137,000, or 0.06% of average loans on an annualized basis. The loan loss provision annualized as a percentage of average loans for the first quarter of 2004 was 0.08% and the ratio of allowance for loan losses to total loans at March 31, 2004 was 1.60%, up 1 basis point from a year earlier and the prior quarter end. The ratio of allowance to non-performing loans was 166% at March 31, 2004.

April 26, 2004
2

   A cash dividend of $0.03 per share was paid on March 22, 2004. Humboldt did not repurchase any shares during the first quarter of 2004. At March 31, 2004, total shareholders' equity was $155 million and tangible book value per share was $5.89. Humboldt's leverage ratio as of March 31, 2004 was 10.03%.

   Humboldt Bancorp, with total assets of approximately $1.5 billion, is the bank holding company for Humboldt Bank, which offers business and consumer banking services at 27 locations throughout Northern California. For additional information, please visit www.humboldtbancorp.com .


   This news release includes forward-looking statements within the meaning of
   Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, and Humboldt Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe Humboldt's expectations regarding future events and developments, including loan growth and net interest margin for 2004, and the continued success of Humboldt's business plan. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in Humboldt's publicly available Securities and Exchange Commission filings. Humboldt undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

   The foregoing may be deemed to be offering or solicitation materials of Umpqua Holdings Corporation and Humboldt Bancorp in connection with Umpqua Holdings' proposed acquisition of Humboldt Bancorp. Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua Holdings will file with the SEC in connection with the proposed merger, because it will contain important information about Umpqua Holdings, Humboldt Bancorp, the merger and related matters. The directors and executive officers of Umpqua Holdings and Humboldt Bancorp may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in each of Umpqua Holdings' and Humboldt Bancorp's most recent proxy statements filed with the SEC and the joint proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Umpqua Holdings by directing a request to Umpqua Holdings Corporation, Attention: Investor Relations, 200 SW Market Street, Suite 1900, Portland, OR 97201, and from Humboldt Bancorp by directing a request to Humboldt Bancorp, Investor Relations, 2998 Douglas Blvd., Suite 330, Roseville, CA 95661.

   CONTACT: Robert M. Daugherty, President & CEO
            bdaugherty@humboldtbancorp.com
            916.783.2813

            Patrick J. Rusnak, Chief Financial Officer
            prusnak@humboldtbancorp.com
            916.783.2812
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April 26, 2004
3


HUMBOLDT BANCORP
SELECTED FINANCIAL RESULTS - UNAUDITED
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                QUARTER ENDED             PERCENT
                                                                                          INCREASE
                                                         3/31/2004          3/31/2003    (DECREASE)
SUMMARY OF OPERATIONS
Interest income                                         $   19,149            15,534         23%
Interest expense                                             3,979             3,789          5%
Net Interest Income                                         15,170            11,745         29%
Provision for loan losses                                      184               589        -69%
Net interest income after provision                         14,986            11,156         34%
Non-interest income                                          3,102             2,292         35%
Non-interest expense                                        13,621             9,829         39%
Income before taxes                                          4,467             3,619         23%
Income taxes                                                 1,550               977         59%
Net income from continuing operations                        2,917             2,642         10%
Income (loss) on discontinued operations, net                   --            19,319         nm
of tax
Net income                                              $    2,917            21,961        -87%

PERIOD END BALANCES
Earning assets                                          $1,259,941           983,480         28%
Total loans                                              1,017,242           754,762         35%
Total assets                                             1,456,034         1,075,749         35%
Total deposits                                           1,143,641           870,314         31%
Total shareholders' equity                              $  155,420            96,328         61%

AVERAGE BALANCES
Earning assets                                          $1,251,923           950,820         32%
Total loans                                                968,486           757,293         28%
Total assets                                             1,429,621         1,037,584         38%
Total deposits                                           1,123,649           838,397         34%
Total shareholders' equity                              $  151,348            84,198         80%

PER SHARE DATA
Basic earnings per share                                $     0.19              1.75        -89%
Diluted earnings per share                                    0.19              1.68        -89%
Basic earnings per share - continuing operations              0.19              0.21        -10%
Diluted earnings per share - continuing                       0.19              0.20         -5%
operations
Basic average shares outstanding                            14,976            12,574         19%
Diluted average shares outstanding                          15,558            13,082         19%
Book value per common share                                  10.20              7.74         32%
Tangible book value per common share                          5.89              7.25        -19%
Cash dividends declared                                 $    0.030             0.025         20%
Leverage ratio                                               10.03%            10.47%        -4%

PERFORMANCE RATIOS
Return on average equity (ROE)*                               9.44%            12.73%        -26%
Return on average assets (ROA)*                               1.00%             1.03%        -3%
Net interest margin                                           4.87%             5.01%        -3%
Efficiency*                                                   69.9%             70.0%         0%

ASSET QUALITY DATA
Allowance for loan losses                                   16,311            11,979         36%
Allowance to ending loans                                     1.60%             1.59%         1%
Net charge-offs                                                137               224        -39%
Net charge-offs to average loans                              0.06%             0.12%       -50%
Non-performing loans                                         9,832            10,812         -9%
Non-performing assets                                       13,006            10,900         19%
Non-performing assets to total assets                         0.89%             1.01%       -12%
Provision for loan losses to average loans                    0.08%             0.32%       -75%
Allowance to non-performing loans                              166%              111%        50%

*Excludes discontinued operations and merger-related expenses nm - not meaningful